Exhibit 23.1

                         CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" in Amendment No. 2 to the Registration Statement (Form S-3 No. 333-68019) and related Prospectus of Marvel Enterprises, Inc. (formerly Toy Biz, Inc.) for the registration of 36,642,683 shares of its common stock and 15,620,234 shares of its 8% cumulative convertible exchangeable preferred stock and to the incorporation by reference therein of our report dated March 9, 1998, except as to Note 7 as to which the date is March 25, 1998, with respect to the consolidated financial statements and schedule of Toy Biz, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 1997, filed with the Securities and Exchange Commission.

                                            ERNST & YOUNG LLP


New York, New York
December 31, 1998






794196.1